Exhibit 99.1
For Release - February 21, 2018
JELD-WEN Announces Fourth Quarter and Full Year 2017 Results; Provides 2018 Outlook; and Announces Closing of Domoferm Acquisition
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months and full year ended December 31, 2017, provided its 2018 outlook, and announced the closing of its previously disclosed acquisition of the Domoferm Group.

Highlights:

•	Net revenues for the fourth quarter increased 0.3% on five fewer shipping days, bringing the full year total increase in net revenues to 2.6%

•	Net loss for the fourth quarter amounted to $93.7 million, impacted by non-cash tax charges and expenses related to the December debt refinancing

•	Diluted earnings (loss) per share ("EPS") for the fourth quarter was a loss of $(0.89) and adjusted EPS amounted to $0.26

•	Adjusted EBITDA for the fourth quarter amounted to $103.1 million, bringing the full year total adjusted EBITDA to $437.6 million, an increase of 11.2% over the prior year

•	Full year 2017 cash flow from operations improved $64.1 million, or 31.8%, over the prior year and free cash flow improved $80.6 million, or 66.0%, over the prior year

•	Previously announced acquisition of Domoferm closed on February 19, 2018

•	Outlook for 2018 includes net revenue growth of 8.0% to 11.0% and adjusted EBITDA of $500 million to $530 million

“JELD-WEN completed 2017 by delivering another consecutive quarter of earnings growth and margin improvement. Strong execution and margin improvement in most of our portfolio was offset by continued operational headwinds in specific product lines. Based on our continued progress with JEM in the fourth quarter, I have confidence we are on the right path towards consistent future execution and expect to see sequential improvement throughout 2018,” said Mark Beck, president and chief executive officer.  “Our recent acquisitions continue to perform ahead of plan. We remain enthusiastic about our pipeline and our ability to create value through strategic M&A."

Fourth Quarter 2017 Results
Net revenues for the three months ended December 31, 2017 increased $2.8 million, or 0.3%, to $976.0 million, compared to $973.2 million for the same period last year. The increase was driven by a 4% contribution from recent acquisitions and 2% due to the favorable impact of foreign exchange, partially offset by a decrease in core revenues of 6%. Core revenues, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months, decreased primarily due to the impact of five fewer shipping days in the quarter and the previously announced business line rationalization in Florida. Excluding the impact of these headwinds, the company estimates that normalized fourth quarter core revenues increased approximately 3%.
Net loss was $93.7 million, compared to net income of $258.2 million in the same quarter last year, a reduction of $351.9 million. The reduction in net income was primarily due to the non-recurrence of a significant non-cash tax benefit from the release of certain valuation allowances recorded in the fourth quarter of 2016, approximately $98 million of distinct non-cash tax charges in the fourth quarter of 2017 associated with the U.S. Tax Cuts and Jobs Act ("Tax Act"), as well as $23.3 million of debt extinguishment costs related to the company's fourth quarter debt refinancing.

EPS for the fourth quarter was a loss of $(0.89) and adjusted EPS was $0.26. A comparison of EPS to the same period last year would not be meaningful because of the material change in the company’s capital structure that resulted from its February 2017 initial public offering ("IPO"), as well as the dilutive impact of the primary shares issued in the IPO.
Adjusted EBITDA increased $1.3 million, or 1.3%, to $103.1 million, compared to $101.8 million in the same quarter last year. Adjusted EBITDA margins expanded 10 basis points in the quarter to 10.6%, from 10.5% in the same quarter a year ago.

Overall margins were unfavorably impacted by reduced volume as a result of fewer shipping days. Margin improvement in the Australasia and Europe segments was offset by continued operational headwinds in the North America windows product line.
On a segment basis for the fourth quarter of 2017, compared to the same period last year:

•
North America - Net revenues decreased $18.9 million, or (3.3)%, to $550.3 million, due to a decrease in core revenues of 7%, partially offset by a 4% contribution from recent acquisitions. The decrease in core revenues was primarily due to the volume impact of five fewer shipping days in the quarter and the impact of the business line rationalization in Florida. Adjusted EBITDA decreased $4.5 million, or 6.9%, to $61.1 million. Adjusted EBITDA margin declined by 40 basis points to 11.1%. Margins declined primarily due to higher freight costs and operating inefficiencies in our North America windows product line.

•
Europe - Net revenues increased $19.9 million, or 7.8%, to $276.4 million, primarily due to a 7% favorable impact from foreign exchange and 3% from the contribution of recent acquisitions, offset by a 2% decrease in core revenues. The decrease in core revenues was primarily due to the volume impact of reduced shipping days. Adjusted EBITDA increased $3.1 million, or 9.7%, to $35.3 million. Adjusted EBITDA margin increased by 30 basis points to 12.8%.

•
Australasia - Net revenues increased $1.9 million, or 1.3%, to $149.2 million, primarily due to the contribution from recent acquisitions of 4% and the favorable impact of foreign exchange of 2%, offset by a decrease in core revenues of 5%. The decrease in core revenues was primarily due to the volume impact of reduced shipping days. Adjusted EBITDA increased $2.7 million, or 14.6%, to $21.2 million. Adjusted EBITDA margin expanded by 160 basis points to 14.2%.

Full Year 2017 Results
Net revenues for the twelve months ended December 31, 2017 increased $97.1 million, or 2.6%, to $3.764 billion, compared to $3.667 billion in 2016. The increase was primarily driven by the contribution of recent acquisitions of 2% and the favorable impact of foreign exchange of 1%. Core revenues were unchanged for the full year, as favorable pricing in all three reporting segments was offset by reduced volumes in North America from the unfavorable impact of the business rationalization in Florida and lower window revenues.
Net income decreased $366.4 million to $10.8 million, compared to $377.2 million in 2016. The decrease in net income was primarily due the non-recurrence of a significant non-cash tax benefit from the release of certain valuation allowances recorded in the fourth quarter of 2016, approximately $98 million of distinct non-cash tax charges in the fourth quarter of 2017 associated with the Tax Act, higher legal costs in 2017, and debt extinguishment costs related to debt refinancing activity.
EPS was $0.00 and adjusted EPS was $1.48.
Adjusted EBITDA increased $43.9 million, or 11.2%, to $437.6 million, compared to $393.7 million in 2016. Adjusted EBITDA margins expanded 90 basis points to 11.6%, from 10.7% in 2016.

Balance Sheet and Cash Flow
Cash and cash equivalents as of December 31, 2017 were $220.2 million, compared to $102.7 million as of December 31, 2016. Total debt as of December 31, 2017 was $1.274 billion, compared to $1.620 billion as of December 31, 2016. On February 1, 2017, the company received net proceeds from its IPO of $472.4 million and used a portion of these proceeds to repay $375.0 million of debt. On December 14, 2017, the company completed a comprehensive debt refinancing, including an $800 million senior notes offering, strengthening its capital structure with fixed rate interest and extended maturities. In conjunction with the refinancing, the company incurred debt extinguishment costs of $23.3 million.
Cash flow from operations improved $64.1 million in 2017 to $265.8 million, from $201.7 million in the same period last year. Free cash flow improved $80.6 million in 2017 to $202.7 million, from $122.2 million in the same period last year. Additionally, during 2017, the company invested a total of $131.4 million for the acquisitions of Mattiovi, Kolder Group, and MMI Door.

Domoferm Acquisition
On February 19, 2018, the company completed its acquisition of the Domoferm Group of companies (“Domoferm”) from holding company Domoferm International GmbH, which was previously announced on October 11, 2017. Domoferm is a leading European provider of steel doors, steel door frames, and fire doors for commercial and residential markets. Domoferm is based in Gänserndorf, Austria, with over 1,000 employees at four manufacturing sites in Austria, Germany, and the Czech

Republic. Domoferm’s capabilities in steel frames and doors significantly expand JELD-WEN's current European product range, including in the area of certified door systems. JELD-WEN expects the acquisition to add approximately €110 million in annualized revenue. Terms of the acquisition were not disclosed.

Annual Outlook for 2018
For full year 2018 compared to full year 2017, the company expects net revenue growth of 8.0% to 11.0%. The outlook for net revenue growth assumes core revenue growth of approximately 3%, based on expectations for favorable demand drivers in the North America and Europe segments, offset by continued market weakness in the Australasia segment. The outlook also assumes current foreign exchange rates and contributions from recent acquisitions, including the carryover of three acquisitions closed in 2017 as well as the partial year impact of the Domoferm acquisition.
The company's outlook for 2018 adjusted EBITDA is $500 million to $530 million, compared to 2017 adjusted EBITDA of $437.6 million. The outlook for adjusted EBITDA reflects margin improvement from our JEM initiatives, profitable core growth, and contributions from recent acquisitions.
Capital expenditures are expected to be in the range of $100 million to $120 million, compared to 2017 capital expenditures of $63.0 million.
“Looking forward into 2018, we are well positioned for core revenue growth, supported by constructive end market demand and our continued investments in new products and innovation," stated Beck. "We are confident that our JEM initiatives will continue to drive self-help margin improvement. We will also remain disciplined as we use our healthy balance sheet to continue executing on our pipeline of M&A opportunities."

Adjustments to Previously Reported Financial Information
During the year, we identified errors related to the tax treatment of our share-based compensation expense and the inter-quarter allocation of a tax benefit associated with the release of a valuation allowance in a foreign jurisdiction reported for the year ended December 31, 2016. The amounts are not material to the periods impacted, and we have elected to revise our previously issued consolidated financial statements in our upcoming filings to correct the prior periods. In addition to the tax corrections, we also revised the financial statements for other accumulated misstatements impacting the period. The cumulative impact of the corrections for the three months ended December 31, 2016 was an increase in cost of sales of $9.6 million, a decrease in selling, general and administrative expense of $7.9 million, an increase to income tax benefit of $26.3 million and an increase in earnings on non-consolidated entities of $0.5 million. The corrections had no impact on cash flow and decreased adjusted EBITDA by $1.3 million. The cumulative impact of the corrections for the twelve months ended December 31, 2016 was an increase in cost of sales of $25.4 million, a decrease in selling, general and administrative expense of $23.8 million, an increase to income tax benefit of $20.8 million and an increase in earnings on non-consolidated entities of $0.5 million. The corrections had no impact on cash flow and decreased adjusted EBITDA by $0.5 million. Please refer to our Form 10-K for the twelve month period ended December 31, 2017 for additional details.

Conference Call Information
JELD-WEN management will host a conference call today, February 21, 2018, at 8 a.m. EST, to discuss the company’s financial results. The conference call can be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13675654. The replay will be available until 11:59 p.m. EST on March 8, 2018.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating over 120 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
John Linker
SVP, Corporate Development and Investor Relations
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, our outlook for 2018, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2018 include the achievement of anticipated improvements in end markets, competitive position, and product portfolio; stable macroeconomic factors; no changes in foreign currency exchange and tax rates; favorable interest expense due to the recent debt reduction; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, the company expects these items to be similar to the types of charges and costs excluded from Adjusted EBITDA in prior periods. Management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, stock-based compensation expense, litigation expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), eliminating the impact of the following items: loss from discontinued operations, net of tax; (gain) loss on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; non-recurring, extraordinary items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, and iii) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. All such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2017	December 31, 2016	% Variance
Net revenues	$976.0	$973.2	0.3%
Cost of sales	770.3	764.2	0.8%
Gross margin	205.7	209.0	(1.6)%
Selling, general and administrative	151.3	173.1	(12.6)%
Impairment and restructuring charges	9.0	4.8	88.2%
Operating income	45.3	31.0	46.0%
Interest expense, net	17.4	23.9	(27.1)%
Loss on debt extinguishment	23.3	—	100.0%
Other income	(6.2)	(3.9)	61.4%
Income before taxes, equity earnings and discontinued operations	10.9	11.0	(1.3)%
Income tax expense (benefit)	105.6	(246.3)	(142.9)%
(Loss) income from continuing operations, net of tax	(94.7)	257.3	(136.8)%
Equity earnings of non-consolidated entities	1.0	1.3	(24.7)%
Loss from discontinued operations, net of tax	—	(0.5)	NM
Net (loss) income	$(93.7)	$258.2	(136.3)%
Other financial data:
Adjusted EBITDA(1)	$103.1	$101.8	1.3%
Adjusted EBITDA Margin	10.6%	10.5%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Twelve Months Ended
	December 31, 2017	December 31, 2016	% Variance
Net revenues	$3,763.9	$3,666.8	2.6%
Cost of sales	2,915.7	2,892.2	0.8%
Gross margin	848.2	774.6	9.5%
Selling, general and administrative	585.1	565.6	3.4%
Impairment and restructuring charges	13.1	13.8	(5.7)%
Operating income	250.1	195.1	28.2%
Interest expense, net	79.0	77.6	1.9%
Loss on debt extinguishment	23.3	—	100.0%
Other expense (income)	2.0	(12.8)	NM
Income before taxes, equity earnings and discontinued operations	145.8	130.3	11.8%
Income tax expense (benefit)	138.6	(246.4)	NM
Income from continuing operations, net of tax	7.2	376.7	(98.1)%
Equity earnings of non-consolidated entities	3.6	3.8	(4.0)%
Loss from discontinued operations, net of tax	—	(3.3)	NM
Net income	$10.8	$377.2	(97.1)%
Other financial data:
Adjusted EBITDA(1)	$437.6	$393.7	11.2%
Adjusted EBITDA Margin	11.6%	10.7%

(1) Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	December 31, 2017	December 31, 2016
Consolidated balance sheet data:
Cash, cash equivalents	$220.2	$102.7
Accounts receivable, net	453.3	407.2
Inventories	405.4	334.6
Total current assets	1,145.2	877.5
Total assets	2,862.9	2,536.0
Accounts payable	259.9	188.9
Total current liabilities	577.5	513.2
Total debt	1,273.7	1,620.0
Redeemable convertible preferred stock	—	151.0
Total shareholders’ equity	792.0	61.6

	Twelve Months Ended
Statement of cash flows data:	December 31, 2017	December 31, 2016
Net cash flow provided by (used in):
Operating activities	$265.8	$201.7
Investing activities	(189.8)	(156.8)
Financing activities	64.1	(52.0)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net (loss) income	$(93.7)	$258.2	$10.8	$377.2
Loss from discontinued operations, net of tax	—	0.5	—	3.3
Equity earnings of non-consolidated entities	(1.0)	(1.3)	(3.6)	(3.8)
Income tax expense (benefit)	105.6	(246.3)	138.6	(246.4)
Depreciation and intangible amortization	30.7	30.5	111.3	108.0
Interest expense, net(1)	17.4	23.9	79.0	77.6
Impairment and restructuring charges(2)	9.0	6.2	13.1	18.4
Gain on sale of property and equipment	(0.1)	—	(0.3)	(3.3)
Stock-based compensation expense	3.9	6.7	19.8	22.5
Non-cash foreign exchange transaction/translation (income) loss	(7.5)	(1.4)	(2.2)	5.7
Other non-cash items(3)	—	(0.2)	0.5	2.8
Other items(4)	15.4	24.1	47.0	30.6
Costs relating to debt restructuring and refinancing	23.4	1.1	23.7	1.1
Adjusted EBITDA(5)	$103.1	$101.8	$437.6	$393.7

(1)	For the twelve months ended December 31, 2017, interest expense includes the write-off of $6.1 million of original issue discount and deferred financing fees related to the repayment of debt.

(2)
Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our consolidated statements of operations plus (ii) additional charges of (1) $1.4 million for the three months ended December 31, 2016 and (2) $4.5 million for the twelve months ended December 31, 2016. These additional charges are primarily comprised of non-cash changes in inventory valuation reserves, such as excess and obsolete reserves. For further explanation of impairment and restructuring charges that are included in our consolidated statements of operations, see Note 24 - Impairment and Restructuring Charges of Continuing Operations in our audited financial statements for the years ended December 31, 2017, and 2016.

(3)
Other non-cash items include among other things, (i) charges of $0.4 million for each of the years ended December 31, 2017 and 2016 relating to (1) the fair value adjustment for inventory acquired as part of the acquisitions referred to in “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Acquisitions” and (2) the impact of a change in how we capitalize overhead expenses in our valuation of inventory. In addition, other non-cash items include charges of $2.2 million for the out-of-period European warranty liability adjustment for the year ended December 31, 2016.

(4)
Other items not core to business activity include: (i) in the three months ended December 31, 2017, (1) $9.3 million in legal costs, (2) $2.1 million in acquisition costs, (3) $1.5 million in realized loss on hedges, (4) $0.9 million in secondary offering costs and (5) $0.6 million in taxes related to equity-based compensation; (ii) in the three months ended December 31, 2016, $20.7 million paid to holders of vested options and restricted shares in connection with the November 2016 dividend; (iii) in the twelve months ended December 31, 2017, (1) $34.2 million in legal costs, (2) $4.2 million in realized loss on hedges, (3) $3.5 million in acquisition costs, (4) $2.2 million in secondary offering costs, (5) $0.8 million in tax consulting fees, (6) $0.7 million in legal entity consolidation costs, (7) $0.6 million in taxes related to equity-based compensation (8) $0.6 million in facility ramp down costs and (9) $(2.2) million gain on the settlement of a contract escrow; (iv) in the twelve months ended December 31, 2016, (1) $20.7 million paid to holders of vested options and restricted shares in connection with the November 2016 dividend, (2) $3.7 million in professional fees related to the IPO of our common stock, (3) $1.6 million of acquisition costs, (4) $0.6 million in legal costs associated with disposition of non-core properties, (5) $0.5 million of dividend related costs, (6) $0.5 million of costs related to the recruitment of executive management employees, (7) $0.5 million in legal costs, and (8) $0.3 million in Dooria plant closure costs.

(5)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Three Months Ended	Twelve Months Ended
(amounts in millions, except share and per share data)	December 31, 2017	December 31, 2017
Net (loss) income attributable to common shareholders	$(93.7)	$0.3
Undeclared preferred stock dividends related to pre-IPO share capitalization	—	10.5
Legal and professional fees	6.7	24.4
Non-cash foreign exchange transactions/translation (income) loss	(5.4)	(1.6)
Impairment and restructuring charges	6.5	9.4
Write-off of OID and debt issuance costs	—	4.4
Loss on extinguishment of debt	16.7	16.7
Impact of U.S. Tax Cuts and Jobs Act	97.7	97.7
Adjusted net income	$28.5	$161.8

Diluted net (loss) income per share	$(0.89)	$—
Undeclared preferred stock dividends related to pre-IPO share capitalization	—	0.10
Impact of additional dilutive shares on the reported dilutive loss per share	0.03	(0.01)
Legal and professional fees	0.06	0.22
Non-cash foreign exchange transactions/translation (income) loss	(0.05)	(0.01)
Impairment and restructuring charges	0.06	0.09
Write-off of OID and debt issuance costs	—	0.04
Loss on extinguishment of debt	0.15	0.15
Impact of U.S. Tax Cuts and Jobs Act	0.90	0.90
Adjusted net income per share	$0.26	$1.48

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three months ended December 31, 2017.	109,209,218	109,209,218
NOTE: Where applicable, adjustments to net income (loss) and net income (loss) per share are tax-effected at 28.0% for the three and twelve months ended December 31, 2017.

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$265.8	$201.7
Less capital expenditures	63.0	79.5
Free cash flow	$202.7	$122.2

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2017	December 31, 2016
Net revenues from external customers			% Variance
North America	$550.3	$569.3	(3.3)%
Europe	276.4	256.5	7.8%
Australasia	149.2	147.4	1.3%
Total Consolidated	$976.0	$973.2	0.3%
Adjusted EBITDA(1)
North America	$61.1	$65.6	(6.9)%
Europe	35.3	32.2	9.7%
Australasia	21.2	18.5	14.6%
Corporate and unallocated costs	(14.5)	(14.5)	(0.4)%
Total Consolidated	$103.1	$101.8	1.3%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Net revenues from external customers			% Variance
North America	$2,158.1	$2,149.2	0.4%
Europe	1,042.8	1,008.7	3.4%
Australasia	563.1	508.9	10.6%
Total Consolidated	$3,763.9	$3,666.8	2.6%
Adjusted EBITDA(1)
North America	$273.6	$251.8	8.6%
Europe	132.9	122.6	8.4%
Australasia	74.7	59.5	25.5%
Corporate and unallocated costs	(43.6)	(40.2)	8.4%
Total Consolidated	$437.6	$393.7	11.2%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.